EXHIBIT 5.1 / 23.2






                         June 18, 1998




LSI Logic Corporation
1551 McCarthy Boulevard
Milpitas, CA 95035

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about June 16, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 7,000,000 shares of your Common Stock reserved for issuance under the Amended and Restated LSI Logic Corporation 1991 Equity Incentive Plan (the "Plan") (the "Shares"). As legal counsel for LSI Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreement which accompanies each grant under the Plan, the Shares will be legally and validity issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation